Exhibit 99.1

S&P Upgrades Rating Outlook to Positive at American States Water Company and Golden State Water Company

SAN DIMAS, Calif.--(BUSINESS WIRE)--July 24, 2014--American States Water Company (NYSE:AWR) today announced that Standard & Poor’s Ratings Services (“S&P”) revised its rating outlook to positive from stable on both American States Water Company and its wholly-owned subsidiary Golden State Water Company. S&P also affirmed the ‘A+’ credit rating on both companies.

According to S&P’s July 21, 2014 press release, the revised outlook to positive reflects the possibility that the Company will continue to improve its financial measures so that they are more consistently at the lower-end of the "modest" financial risk profile category defined by S&P. The press release also noted that the change in the outlook reflected the Company's strong management of regulatory risk in California.

S&P’s corporate credit ratings range from AAA (highest rating possible) to D (rating for default), reflecting S&P’s opinion of a company’s overall capacity to meet its financial obligations. Credit ratings are not recommendations to purchase, sell or hold a security and are subject to change or withdrawal at any time by the rating agency.

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 257,000 customers throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country under 50 years privatization contracts.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954.

CONTACT:
American States Water Company
Eva G. Tang, 909-394-3600, ext. 707
Senior Vice President, Chief Financial Officer
Treasurer and Corporate Secretary